EXHIBIT 99.1

Contact:
Mallorie Burak
Southwall Technologies Inc.
Phone: (650) 798-1200

For Immediate Release

Southwall Announces Q1 2009 Results

PALO ALTO, Calif.--(BUSINESS WIRE)—May 13, 2009--Southwall Technologies Inc. (OTCBB: SWTX) announced first quarter 2009 revenue of $6.5 million, down 8% from fourth quarter 2008 revenues of $7.0 million and down 39% from first quarter 2008 revenues of $10.6 million. The year over year decrease was primarily due to a sharp decline in sales of automotive products and the impact of generally lower demand across all markets due to the global economic downturn.  First quarter 2009 net income increased to $2.3 million, or $0.07 per diluted share, as compared to a net loss posted in the fourth quarter 2008 of $0.2 million, or a loss of $0.01 per diluted share.  First quarter 2008 net income was $2.0 million, or $0.06 per diluted share. Net income in the first quarter 2009, included approximately $2.4 million of other income relating to the reversal of an accrued, long term reserve resulting from final payment of the Company’s obligation under a settlement agreement.

First quarter 2009 gross profit was $2.4 million, or 38% of net revenues, as compared $2.7 million, or 39% of net revenues, in fourth quarter 2008 and $4.9 million, or 46% of net revenues, in first quarter 2008. The Company posted income from operations of $0.1 million in the first quarter of 2009, as compared to $0.1 million in the fourth quarter 2008 and $2.1 million in the first quarter of 2008.  Fixed production costs in the first quarter of 2009 did not decline at the same rate as sales volume, resulting in lower gross margins year over year.

Over the last six quarters, the Company generated cash through increased sales of higher margin products, eliminated unprofitable product lines, and aggressively managed working capital and operating expenses. This enabled Southwall to retire certain existing debt, thus improving the Company’s debt ratios and strengthening the balance sheet.  From the third quarter of 2007 through the first quarter of 2009, Southwall has reduced debt by $7.6 million, reducing the debt to asset ratio from 33% in the third quarter of 2007 to 14% at the end of the first quarter of 2009.

Despite the sales decline over the last two quarters, Southwall continues to focus on a broad portfolio of high performance energy products to meet the growing global need for improved energy efficiency in green building and automotive design.

“While the global economy is having a visible impact on our core markets, we have minimized our debt and remain focused on disciplined financial management to carry us through this period of financial uncertainty,” said Dennis Capovilla, Southwall’s President and CEO.  “Though we expect lower sales and profit in the near term as the economy continues to struggle, we remain focused on our key growth initiatives to produce innovative, high performance, energy-efficient products.”

About Southwall Technologies Inc.

Southwall Technologies Inc. is recognized as an innovator in the development and manufacture of high performance, energy-saving films and glass products that dramatically improve the energy efficiency of architectural and automotive glass. Southwall is an ISO 9001:2000-certified manufacturer with customers in over 25 countries around the world, including Audi, BMW, DaimlerChrysler, Guardian, Peugeot-Citroen, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2009 or thereafter, that the Company will not be successful in improving operating performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in certain markets and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 26, 2009.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	March 31, 2009	March 31, 2008

Net revenues	$6,496	$10,570
Cost of revenues	4,051	5,719

Gross profit	2,445	4,851

Operating expenses:
Research and development	682	709
Selling, general and administrative	1,690	2,038

Total operating expenses	2,372	2,747

Income from operations	73	2,104

Interest expense, net	(70)	(139)
Other income, net	2,433	193

Income before provision for income taxes	2,436	2,158

Provision for income taxes	157	113

Net income	2,279	2,045

Deemed dividend on preferred stock	122	122

Net income attributable to common stockholders	$2,157	$1,923

Net income per common share:

Basic	$0.08	$0.07
Diluted	$0.07	$0.06

Weighted average shares used in computing net income per share :
Basic	28,707	27,820
Diluted	33,770	33,520

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$7,776	$10,768
Restricted cash	-	282
Accounts receivable, net	4,826	3,709
Inventories, net	6,325	5,965
Other current assets	1,213	745
Total current assets	20,140	21,469
Property, plant and equipment, net	13,895	15,012
Other assets	344	804
Total assets	$34,379	$37,285

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt and capital leases	$1,119	$1,767
Accounts payable	1,232	596
Accrued compensation	666	1,372
Other accrued liabilities	4,825	5,127
Total current liabilities	7,842	8,862

Term debt and capital leases	3,691	4,501
Other long term liabilities	135	2,514
Total liabilities	11,668	15,877

Series A convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	29	29
Capital in excess of par value	78,292	78,323

Accumulated other comprehensive income	3,325	4,269
Accumulated deficit	(63,745)	(66,023)
Total stockholders' equity	17,901	16,598

Total liabilities, preferred stock and stockholders' equity	$34,379	$37,285

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months ended
	March 31, 2009	March 31, 2008
Cash flows used in operating activities:
Net income	$2,279	$2,045
Adjustments to reconcile net income to net cash used in operating activities:
Gain on settlement of liability	(2,359)	-
Deferred income tax	24	-
Loss on disposal of property, plant and equipment	25	-
Depreciation and amortization	622	746
Stock-based compensation charge	92	48
Changes in operating assets and liabilities:
Accounts receivable, net	(1,053)	(4,099)
Inventories, net	(361)	(1,601)
Other current and non-current assets	(15)	790
Accounts payable and accrued liabilities	(501)	74
Net cash used in operating activities	(1,247)	(1,997)

Cash flows used in investing activities:
Restricted cash	261	(13)
Proceeds from sale of property, plant and equipment	28	-
Expenditures for property, plant and equipment	(371)	(369)
Net cash used in investing activities	(82)	(382)

Cash flows used in financing activities:
Repayments of term debt and capital lease obligations	(1,228)	(293)
Net cash used in financing activities	(1,228)	(293)

Effect of foreign exchange rate changes on cash and cash equivalents	(435)	542

Net decrease in cash and cash equivalents	(2,992)	(2,130)
Cash and cash equivalents, beginning of period	10,768	6,492

Cash and cash equivalents, end of period	$7,776	$4,362